Exhibit d(4)

The Lincoln National Life Insurance Company

VARIABLE ANNUITY PAYMENT OPTION RIDER

THIS RIDER PROVIDES A GUARANTEED LIFETIME INCOME BENEFIT

This Rider is made a part of the Contract to which it is attached. Except as stated in this Rider, it is subject to all provisions of the Contract. In the event of a conflict with any provision of the Contract, the provisions of this Rider will control. Coverage under this Rider begins on the Rider Date shown on the Contract Benefit Data Specifications.

The purpose of the guaranteed lifetime income benefit provided under this Rider is to provide security through a stream of income payments to the Owner. The guaranteed lifetime income benefit will terminate upon assignment or a change in the ownership of the Contract unless the new assignee or owner meets the qualifications as specified in the TERMINATION OF THIS RIDER provision of this Rider.

This Rider makes a variable annuity payment option available that provides variable Periodic Income Payments. If You elect to receive variable Periodic Income Payments under this Rider the Product Charge for the Contract will increase in accordance with the PRODUCT CHARGE section of this Rider.

During the Access Period, the Owner may make Withdrawals or Surrender the Contract for its Surrender Value subject to the terms and conditions of this Rider. Any Death Benefit option provided under a Death Benefit Rider in effect prior to the Periodic Income Commencement Date will be terminated, unless stated otherwise in such Death Benefit Rider attached to Contract.

ADDITIONAL PURCHASE PAYMENTS RESTRICTION. While this Rider is in effect, the Owner may not make any Purchase Payments to the Contract after the Periodic Income Commencement Date.

DEFINITIONS

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

ACCESS PERIOD -- The length of time selected by the Owner as shown on the Contract Benefit Data Specifications. The Initial Access Period begins on the Periodic Income Commencement Date shown on the Contract Benefit Data Specifications.

ACCOUNT VALUE -- On the Rider Date, the Contract Value under the Contract will be referred to as the Account Value. On each subsequent Valuation Date during the Access Period, the Account Value will equal the sum of the values of the Variable Subaccounts and any amounts in the DCA Fixed Account (if offered), that are attributable to the Contract. State and local government premium tax, if applicable, will be deducted from the Account Value when incurred by Us, or at another time of Our choosing. Periodic Income Payments made during the Access Period are deducted from the Account Value. At the end of the Access Period, there will no longer be an Account Value.

AGE -- For all calculations used in this Rider, Age means the age on the nearest birthday.

ANNUITANT -- The natural person upon whose life the Periodic Income Payments will be contingent. The Contract may only have one Annuitant on and after the Rider Date. The Annuitant may not be changed on and after the Rider Date.

ANNUITY FACTOR -- The Annuity Factor is based upon the:
a.	Age and sex of the Annuitant;
b.	Age and sex of the Secondary Life, if applicable;
c.	Payment Mode;
d.	length of time remaining in the Access Period;
e.	Assumed Investment Return; and
f.	applicable Annuity Mortality Table expense load and premium tax deductions.

ASSUMED INVESTMENT RETURN -- The Assumed Investment Return used in calculating the Periodic Income Payments. This Assumed Investment Return is selected by the Owner on the Rider Date and is shown on the Contract Benefit Data Specifications.

LIFETIME INCOME PERIOD -- The period that begins after the Access Period, provided the Annuitant or the Secondary Life, if any, is still living and the Contract has not been surrendered, assigned or transferred. For a single life payout, this period will continue if the Annuitant is living. For a joint life payout, this period will continue if the Annuitant or Secondary Life is living. During the Lifetime Income Period, there is no ability to take Withdrawals and a death benefit is not payable.

PAYMENT MODE -- The frequency at which the Periodic Income Payment is paid. At the time of an election to begin Periodic Income Payments, the Owner must select one of the following Payment Modes: monthly, quarterly, semi-annually or annually. The Initial Payment Mode is shown on the Contract Benefit Data Specifications.

The Owner may change the Payment Mode once per Contract Year by sending Notice to Us. A change to the Payment Mode will be effective on the next Periodic Income Commencement Date Anniversary.

PERIODIC INCOME COMMENCEMENT DATE -- The Valuation Date on which the Initial Periodic Income Payment under this Rider is calculated and the date the Access Period begins. The due date of the Initial Periodic Income Payment will be no more than 14 calendar days after the Periodic Income Commencement Date. The Periodic Income Commencement Date is shown on the Contract Benefit Data Specifications.

PERIODIC INCOME COMMENCEMENT DATE ANNIVERSARY -- The same calendar month and day as the Periodic Income Commencement Date, each calendar year. If in any calendar year such calendar day is not a Valuation Date, any transactions that should occur on the Periodic Income Commencement Date Anniversary will be processed by Us on the first Valuation Date following such calendar day.

PERIODIC INCOME PAYMENT -- The amounts paid to an Owner, or an Owner’s designee. The Periodic Income Payment is paid in installments during a Rider Year based on the Payment Mode selected. The Initial Periodic Income Payment is shown on the Contract Benefit Data Specifications.

RIDER DATE -- The effective date of the Owner’s Election to begin receiving Periodic Income Payments under this Rider. The Rider Date is shown on the Contract Benefit Data Specifications.

RIDER YEAR -- Each 12-month period beginning on the Rider Date.

SECONDARY LIFE -- The Secondary Life is the person, in addition to the Annuitant, designated by the Owner upon whose life the Periodic Income Payments will also be contingent during the Lifetime Income Period. The designation of a Secondary Life results in a joint life payout. The Secondary Life must be designated prior to the Rider Date and may not be changed on or after the Rider Date. The Secondary Life may also be considered a joint annuitant, solely for the purposes of being a Measuring Life under this Rider and not for any other purposes in any other Rider or the Contract. The Secondary Life is shown on the Contract Benefit Data Specifications.

SURRENDER VALUE -- During the Access Period, the Surrender Value is the Account Value less any applicable Surrender Charges. The Contract and this Rider will terminate upon payment of the full Surrender Value.

WITHDRAWALS -- During the Access Period, additional amounts taken by the Owner, other than Periodic Income Payments, that reduce the Account Value.

THE ACCESS PERIOD

During the Access Period, the Owner receives Periodic Income Payments, may make Withdrawals, surrender the Contract for its Surrender Value or receive a Death Benefit. If this Rider is elected by a beneficiary to settle a death claim, Access Periods that extend beyond the beneficiary’s life expectancy as determined by Code Section 72, as amended, will not be allowed.

If the Payment Mode is not annual, an Owner may elect to adjust the Periodic Income Payments on a Payment Mode basis or on an annual basis (‘LevelPay’). If this Election is not made prior to the Rider Date, Periodic Income Payments will be adjusted on a LevelPay basis.

HOW TO CHANGE THE ACCESS PERIOD. During the Access Period and subject to Our acceptance, the Owner may change the Access Period by Notice to Us once per Rider Year, within the minimum and maximum periods allowed at the time of change. A change of the Access Period will be effective on the next Periodic Income Commencement Date Anniversary. If the Access Period is changed, Periodic Income Payments after the effective date of the change will be adjusted accordingly.

INITIAL PERIODIC INCOME PAYMENT DURING THE ACCESS PERIOD. The Initial Periodic Income Payment is determined by dividing the Account Value as of the Periodic Income Commencement Date by 1000 and multiplying this result by an Annuity Factor. The Owner may not make any Purchase Payments to the Contract after the Periodic Income Commencement Date.

SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE ACCESS PERIOD. If Periodic Income Payments are adjusted on a Payment Mode basis, then each subsequent Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for the due date of a Periodic Income Payment by 1000 and multiplying this result by an applicable Annuity Factor.

If Periodic Income Payments are adjusted on a LevelPay basis, then subsequent Periodic Income Payments are recalculated on each Periodic Income Commencement Date Anniversary and are determined by dividing the Account Value on the Periodic Income Commencement Anniversary by 1000 and multiplying this result by the applicable Annuity Factor.

Periodic Income Payments made between Periodic Income Commencement Date Anniversaries will be equal to the Periodic Income Payment calculated as of the prior Periodic Income Commencement Date Anniversary (this includes the initial Periodic Income Commencement Date), unless there is a Withdrawal. If a Withdrawal is taken, the next Periodic Income Payment will be determined by dividing the Account Value as of the Valuation Date for that Periodic Income Payment by 1000 and multiplying this result by the applicable Annuity Factor. Any subsequent Periodic Income Payments due after the Withdrawal and prior to the next Periodic Income Commencement Date Anniversary will be equal to the Periodic Income Payment determined immediately following the Withdrawal.

EFFECT OF PERIODIC INCOME PAYMENTS ON ACCOUNT VALUE DURING THE ACCESS PERIOD. During a Rider Year, the Account Value will be reduced by the amount of each Periodic Income Payment. At the end of the Access Period, any remaining Account Value will be the amount applied to continue the Periodic Income Payments during the Lifetime Income Period. There is no Account Value at the end of the Access Period.

A Periodic Income Payment that reduces the Account Value to less than required under the Surrenders provision of the Contract will not be treated as a Withdrawal of the entire Account Value

EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS DURING THE ACCESS PERIOD. Upon the death of an Owner, and upon an Election to continue Periodic Income Payments under this Rider or a Death Benefit Rider attached to the Contract, Periodic Income Payments will continue for the remainder of the Access Period and then, if there is a surviving Annuitant or Secondary Life, for the Lifetime Income Period.

If the recipient of the rights of ownership (as set forth in the Contract) elects to continue the Contract and this Rider, the excess, if any, of the Death Benefit over the current Account Value as of the Valuation Date on which We approve the death claim for payment, will be credited to a Variable Subaccount(s) chosen by Us. If payment of the Death Benefit is not made upon the death of the Owner, Periodic Income Payments will continue to be paid at least as rapidly as they were being distributed prior to such death. Otherwise, the recipient of the rights of ownership may elect to terminate the Contract and receive payment of the Death Benefit. If any Owner is a non-natural person, the death of the Annuitant or Secondary Life will be treated as the death of an Owner.

Upon Notice to Us of the death of the Annuitant and upon an Election to continue Periodic Income Payments under this Rider, payments will continue for the remainder of the Access Period and then, if there is a surviving Secondary Life, for the Lifetime Income Period. If an Owner (or the recipient of the rights of ownership if any Owner is deceased) elects to continue the Contract and this Rider, the excess, if any, of the Death Benefit over the current Account Value as of the Valuation Date on which We approve the death claim for payment will be credited to a Variable Subaccount(s) chosen by Us. If there is no surviving Secondary Life, an Access Period will be calculated as of the date of death to ensure that the Periodic Income Payments conform to Code Section 72. If there is no surviving Secondary Life, no payments will be made after the end of the Access Period.

Upon Notice to Us of the death of the Secondary Life, and upon an Election to continue Periodic Income Payments under this Rider, payments will continue for the remainder of the Access Period and then, if the Annuitant is still surviving, for the Lifetime Income Period. If there is no surviving Annuitant, an Access Period will be calculated as of the date of death to ensure that Periodic Income Payments conform to Code Section 72. If there is no surviving Annuitant, no payments will be made after the end of the Access Period.

Upon Notice to Us of a death, Periodic Income Payments may be suspended until the death claim is approved by Us. If this Rider continues in effect, upon Our approval of a death claim, as described in the DEATH BENEFITS PROVISIONS section of the Contract, a lump-sum payment for the value of any suspended payments, as of the Valuation Date on which We approve the death claim for payment, will be made and Periodic Income Payments will continue.

Full Withdrawal of the Death Benefit from the Contract results in surrender of this Rider and the Contract for its Surrender Value.

THE LIFETIME INCOME PERIOD

During the Lifetime Income Period, Periodic Income Payments continue in accordance with the terms and conditions of this Rider. During this period, there is no Account Value, no ability to take Withdrawals and no Death Benefit. The first and each subsequent Periodic Income Payment during the Lifetime Income Period are determined by separately calculating the Periodic Income Payment for each Variable Subaccount as described below.

INITIAL PERIODIC INCOME PAYMENT DURING THE LIFETIME INCOME PERIOD. The first Periodic Income Payment from the Variable Account following the end of the Access Period will be determined by A multiplied by B, where:
A	is the Account Value in each Variable Subaccount as of the last Valuation Date of the Access Period divided by 1000; and
B	is the applicable Annuity Factor.

The result for each Variable Subaccount will be divided by the Annuity Unit value for the respective Variable Subaccount as of the last Valuation Date of the Access Period to determine the initial number of Annuity Units per payment per Variable Subaccount for subsequent Periodic Income Payments.

SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD. Subsequent Periodic Income Payments will be determined by multiplying the resulting number of Annuity Units per Variable Subaccount by the Annuity Unit value for the respective Variable Subaccount on the Valuation Date of each subsequent Periodic Income Payment and summing the results as calculated below.

On a Valuation Date, the Annuity Unit value for any Variable Subaccount is determined by multiplying the Annuity Unit value on the previous Valuation Date by A divided by B, where:
A
is a Variable Subaccount’s Accumulation Unit value as of the end of the current Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount as of the immediately preceding Valuation Period; and

B	is (1 + Assumed Investment Return) raised to the power of n/365, where ‘n’ is the number of days since the current Valuation Period.

PERIODIC INCOME PAYMENTS ADJUSTED ON A LEVELPAY BASIS DURING THE LIFETIME INCOME PERIOD. If Periodic Income Payments are adjusted annually but the Payment Mode is not annual (‘LevelPay’), then the Periodic Income Payments are calculated by first determining the amount that would be paid on an annual Payment Mode basis as described in the in the INITIAL PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD and SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD provisions of this Rider.

Any resulting annual amount determined under the Periodic Income Payments from the Variable Account during Lifetime Income Period provision is first transferred from the Variable Account to Our general account. The annual amount(s) are then converted into modal Periodic Income Payments by dividing the annual amount by 1000 and multiplying by a one year Annuity Factor reflecting the Age(s) and sex(es) of the Annuitant (and Secondary Life, if any), the Payment Mode and the Annuity Mortality Table shown on the Contract Benefit Data Specifications.

EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD. Upon Notice to Us of the death of the Annuitant, if a Secondary Life was not designated or the Secondary Life is no longer surviving, Periodic Income Payments will cease and the Contract and this Rider will terminate. If a Secondary Life was designated and is still surviving, Periodic Income Payments may be suspended until the death claim is approved by Us. Upon approval of a death claim, a lump-sum payment for the value of any suspended payments, as of the date the death claim is approved, will be made and Periodic Income Payments will continue for as long as the Secondary Life continues to live.

Upon Notice to Us of the death of the Secondary Life, and there is no surviving Annuitant, Periodic Income Payments will cease and the Contract and this Rider will terminate. If the Annuitant is still surviving, Periodic Income Payments may be suspended until the death claim is approved by Us. Upon approval, a lump-sum payment for the value of any suspended payments, as of the Valuation Date on which We approve the death claim for payment, will be made and Periodic Income Payments will continue for as long as the Annuitant continues to live.

PRODUCT CHARGE

After the Rider Date shown on the Contract Benefit Data Specifications, the Rider Charge Rate shown on the Contract Benefit Data Specifications will apply.

The Rider Charge for this Rider will equal the product of A multiplied by B, where:
A	is the Rider Charge Rate; and
B	is a percent of the average daily ending value of the assets attributable to the Accumulation Units of the Variable Subaccount(s) to which Your Contract is allocated.

We deduct this Rider Charge daily. This Rider Charge will cease upon the earliest of when this Rider terminates or when the Contract is terminated.

The Rider Charge Rate shown on the Contract Benefit Data Specifications is in addition to other charges, fees and expenses described in Your Contract including the following:
a.
During the Access Period, the Product Charge rate for the Death Benefit Option under PRODUCT CHARGE PRIOR TO THE ANNUITY COMMENCEMENT DATE on the Contract Specifications, will continue to apply and will be added to the Rider Charge Rate.

b.	During the Lifetime Income Period, the Rider Charge Rate will be added to the rate for the PRODUCT CHARGE AFTER THE ANNUITY COMMENCEMENT DATE on the Contract Specifications.

The sum of the Product Charge rates during the Access Period and the Lifetime Income Period described in a. or b. above and the Rider Charge Rate, is shown under the PRODUCT CHARGE section of the Contract Benefit Data Specifications.

In no event will the sum of the Product Charge rate that may be deducted from the Variable Account for the Contract and the Rider Charge Rate exceed the Maximum Product Charge Rate (including the Rider Charge Rate) shown on the Contract Benefit Data Specifications. Other riders that become part of the Contract are not included within this maximum charge.

WITHDRAWALS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may make Withdrawals of amounts up to the Surrender Value. Withdrawals will be subject to the terms of the WITHDRAWALS section and if applicable, the SURRENDERS section of the Contract for Withdrawals occurring prior to the Annuity Commencement Date. Withdrawals are not allowed after the Access Period.

Withdrawals will immediately reduce the Account Value. In the absence of any instructions from the Owner, Withdrawals will be deducted proportionally from the Variable Subaccount(s) as described in the WITHDRAWALS section of the Contract. Any Withdrawal that reduces the Account Value to less than required under the SURRENDERS section of the Contract or reduces the value of the Variable Subaccount(s) to zero, will be treated as a Withdrawal of the entire Account Value.

SURRENDERS

During the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased), may surrender the Contract for the Surrender Value. Except as stated in this provision, a surrender of the Contract will be subject to the terms of the SURRENDERS section of the Contract and if applicable, the SURRENDERS section of the Contract Specifications which apply to surrenders taken prior to the Annuity Commencement Date.

If the Contract is surrendered, no further Periodic Income Payments will be made and the Contract and this Rider will terminate.

TRANSFERS

During and after the Access Period, an Owner (or the recipient of the rights of ownership if any Owner is deceased) will be subject to the transfer rules outlined below.

TRANSFERS DURING THE ACCESS PERIOD. During the Access Period, subject to the TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE provision of the Contract, transfers between the Variable Subaccounts are permitted at any time.

TRANSFERS DURING THE LIFETIME PERIOD. After the Access Period, subject to the TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE provision of the Contract, transfers between the Variable Subaccounts are permitted at any time.

After the Access Period, transfers between Variable Subaccounts will result in the selling of Annuity Units from one Variable Subaccount and the purchase of Annuity Units from the other Variable Subaccount at the current Annuity Unit values. These Annuity Units will then represent the number of annuity units per payment from the Variable Subaccount when used in calculating Periodic Income Payments as described in the INITIAL PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD and SUBSEQUENT PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD provisions of this Rider.

STATEMENTS

We will furnish a statement to the Owner at least once each Calendar Year. After the Rider is in effect, in addition to the information shown in the STATEMENTS provision in the Contract, the statement will also include information regarding the Account Value and Periodic Income Payments.

TERMINATION OF THIS RIDER

This Rider will terminate upon the earlier of the first to occur:
a.	termination of the Contract to which this Rider is attached;
b.
upon the death of Annuitant, or the later of the death of the Annuitant or Secondary Life, as described in the EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS  provision under the ACCESS PERIOD section and the EFFECT OF DEATH ON PERIODIC INCOME PAYMENTS DURING THE LIFETIME INCOME PERIOD sections of this Rider; or

c.	in the event the Contract is sold, discounted, or pledged as collateral for a loan or as a security for the performance of an obligation or for any other purpose.

ICC21-i4LANQ